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                                                                    EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


           We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 1999 Stock Plan, 2000 Non-Statutory Stock Option Plan and 2000 Employee Stock Purchase Plan, of our report dated January 14, 2000, except for note 10 as to which the date is January 19, 2000, with respect to the consolidated financial statements of Pets.com, Inc. included in the Registration Statement on Form S-1 (File No. 333-92433) and related prospectus as of December 31, 1999 and for the period from February 17, 1999 (inception) through December 31, 1999, filed with the Securities and Exchange Commission.


San Francisco, California
July 25, 2000

                                         /s/ Ernst & Young LLP